Table of Contents

Exhibit 4(b)(4)

Conditional Put Option Agreement
Execution Copy

CONDITIONAL PUT OPTION AGREEMENT

This CONDITIONAL PUT OPTION AGREEMENT ("Put Option Agreement"), dated as of November 27, 2006, is entered into by and between in their capacity as shareholders of Holding Company (as herein defined) and hereinafter collectively referred to as the "AD GROUP", and, together with Casino (as herein defined) the Controlling Shareholder of CBD (as herein defined), as defined in this Put Option Agreement,

ABÍLIO DOS SANTOS DINIZ, a Brazilian citizen, married, business administrator, the holder of the Brazilian identity card No. 1.965.961 -SSP/SP and of the Brazilian Individual Taxpayer Identity Card (CIC) No. 001.454.918 -20, with offices in the city of São Paulo, State of São Paulo, Federative Republic of Brazil, at Avenida Brigadeiro Luiz Antônio, No. 3.126, and ANA MARIA FALLEIROS DOS SANTOS DINIZ D'AVILA, a Brazilian citizen, married, business administrator, the holder of the Brazilian identity card No. 12.785.206 -2-SSP/SP and of the Brazilian Individual Taxpayer Identity Card (CIC) No. 086.359.838 -23, with offices in the city of São Paulo, State of São Paulo, Federative Republic of Brazil, at Avenida Brigadeiro Luiz Antônio, No. 3.126, and ADRIANA FALLEIROS DOS SANTOS DINIZ, a Brazilian citizen, divorced, the holder of the Brazilian identity card No. 15.910.036 -SSP/SP and of the Brazilian Individual Taxpayer Identity Card (CIC) No. 105.549.158 -98, with offices in the city of São Paulo, State of São Paulo, Federative Republic of Brazil, at Avenida Brigadeiro Luiz Antônio, No. 3.126, and JOAO PAULO FALLEIROS DOS SANTOS DINIZ, a Brazilian citizen, single, entrepreneur, the holder of the Brazilian identity card No. 12.785.207 -4-SSP/SP and of the Brazilian Individual Taxpayer Identity Card (CIC) No. 101.342.358 -51, with offices in the city of São Paulo, State of São Paulo, Federative Republic of Brazil, at Avenida Brigadeiro Luiz Antônio, No. 3.126, and PEDRO PAULO FALLEIROS DOS SANTOS DINIZ, a Brazilian citizen, single, entrepreneur, the holder of the Brazilian identity card No. 19.456.962 -7 SSP/SP and of the Brazilian Individual Taxpayer Identity Card (CIC) No. 147.447.788 -14, with offices in the city of São Paulo, State of São Paulo, Federative Republic of Brazil, at Avenida Brigadeiro Luiz Antônio, No 3.126, and PENINSULA PARTICIPACOES LTDA., a limited liability company organized and existing under the laws of the Federative Republic of Brazil, with registered head offices in the city of São Paulo, State of São Paulo, Brazil, at Avenida Brigadeiro Luiz Antônio, No. 3.126, and enrolled with the Brazilian Corporate Taxpayer File (CNPJ/MF) under No. 58.292.210/0001 -80, herein represented in accordance with its Articles of Association (hereinafter referred to as "PENÍNSULA"). and in its capacity as shareholder of Holding Company (as herein defined) and, together with the AD Group, the Controlling Shareholder of CBD, on its own behalf and on behalf of its Affiliates (as herein defined),

CASINO GUICHARD PERRACHON S.A., a corporation organized and existing under the laws of French Republic, with registered head offices at 24, Rue de la Montat, Saint Etienne, France, herein represented in accordance with its By-Laws, hereinafter referred to as "CASINO GUICHARD PERRACHON S.A.", SEGISOR, a corporation organized and existing under the laws of French Republic, with registered head offices at 24, Rue de la Montat, Saint Etienne, France, and enrolled with the Brazilian Corporate Taxpayer File (CNPJ/MF) under No. 05.710.423/0001 -19, herein represented in accordance with its By-Laws, hereinafter referred to as "SEGISOR";

CASINO GUICHARD PERRACHON S.A. together with SEGISOR hereinafter referred to as "CASINO", the AD Group and Casino hereinafter collectively referred to as the "Parties" and individually as a "Party",

RECITALS

WHEREAS, the Parties executed a Conditional Put Option Agreement on June 22, 2005 ("Original Put Option Agreement"), as the Controlling Shareholders of Vieri Participações S.A., a Brazilian corporation with registered head offices in the city of São Paulo, State of Sao Paulo, Brazil, and enrolled with the Brazilian Corporate Taxpayers Register (CNPJ/MF) under No. 04.746.689/0001 -59 (hereinafter referred to as "Vieri"), through which, at that time, the Parties held jointly and indirectly the Control of CBD (as herein defined);

WHEREAS, the Parties decided to amend the goodwill amortization structure ("Goodwill Amortization Structure"), which general guidelines are provided for in Section 2.4 of the Joint Venture Agreement entered into by and between AD Group and Casino, among others, on May 3, 2005, and amended on September 28, 2006, in order to reflect, among other applicable provisions, the merger of Vieri into CBD, and, as of the date of said merger (the "Vieri Merger Date") enable the continuation of the exercise of the co-Control over the business and affairs of CBD by AD Group and Casino through the Holding Company, as defined below, and no longer through Vieri;

WHEREAS, as a result of the succession of Vieri by the Holding Company due to the implementation of the Goodwill Amortization Structure, the Parties hereby agree to enter to this Put Option Agreement; in replacement of the Original Conditional Put Option Agreement dated as of June 22, 2005;

NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:

Article I – Defined Terms

1.1 Except as may otherwise be defined herein, for the purposes of this Put Option Agreement the following terms shall have the respective meanings assigned to them below:

"AD Group" has the meaning assigned to it in the preamble of this Put Option Agreement.

"Affiliates" means any Person directly or indirectly at
any time controlling, controlled by, or under common Control with another Person.

"Board" means the Board of Directors ("Conselho de Adannistração") of a Brazilian company, which functions and operation are currently governed by Section I of Chapter XII of the Brazilian Corporations Law.

"Brazilian Corporations Law" means Law No. 6,404, of December 15, 1976, as amended.

"Brazilian GAAP" means the generally accepted accounting practices in Brazil, as adopted by CVM and as recommended by "IBRACON –Instituto dos Auditores Independentes do Brasil" .

"Business Day" means any day of the year on which national banking institutions in a relevant place are open to public for conducting business and are not required or authorized to close.

"Casino" has the meaning assigned to it in the preamble to this Put Option Agreement.

"CBD" means Companhia Brasileira de Distribuição, a Brazilian public corporation ("companhia aberta") organized and existing under the laws of the Federative Republic of Brazil, with registered head offices in the city of São Paulo, State of São Paulo, Brazil, at Av. Brigadeiro Luiz Antônio, 3.142, and enrolled with the Brazilian Corporate Taxpayer File (CNPJ/MF) under No. 47.508.411/0001 -56;

"CBD Group" means CBD and its Controlled Companies on a consolidated basis.

"Chairman" means the individual who heads the Board of the Holding Company.

"Challenge Notice" has the meaning assigned to it in Section 4.4. 1 of this Put Option Agreement.

"Change of Casino's Control" has the meaning assigned to it in Section 4.4 of this Put Option Agreement.

"Common Shares" or "ON Shares" means the voting common shares of the capital stock of CBD or the Holding Company.

"Competitor" means any Person engaged in the Food Retail Business in Brazil.

"Control" means the (direct and indirect) title to shareholder rights that permanently guarantee, directly or indirectly: (i) the majority of votes in General Meeting deliberations, and (ii) the power to appoint the majority of members of the Board or of any other management body, as applicable, of a Person.

"Controlled Companies" means the companies under the Control of another.

"Controlling Shareholder" means the Person that has the Control of another Person.

"Conversion Rate" for conversion of U.S. Dollars into Brazilian Reais and vice versa means the average exchange rate for the U.S. Dollar published by the Central Bank of Brazil via

SISBACEN for the PTAX-800, option 5, rates for accounting transactions. If the Central Bank of Brazil does not, for any reason, publish the PTAX-800 rate, the Conversion Rate shall be the average exchange rate determined by the Central Bank of Brazil for the U.S. Dollar in connection with foreign investment transactions registered or registrable with the Central Bank of Brazil.

"Convertible Securities" means securities or other rights or interests which are convertible or exchangeable into or exercisable for shares, or any other options, warrants, rights, contracts or commitments of any character pursuant to which any Person or one of its shareholders is or may be bound to issue, Transfer, repurchase or otherwise acquire any shares,

"Date for the Transfer of the Shares Subjectiothe. First Put Option" has the meaning assigned to it in Section 2.4 of this Put Option Agreement

"Date for the Transfer of the Shares Subject to the Second Put Option" has the meaning assigned to it in Section 3.4 of this Put Option Agreement.

"Date of Execution" means the date on which the Parties have signed this Put Option Agreement.

"Distressful Call Option" has the meaning assigned to it in Section 2.9 of this Put Option Agreement.

"Distressful Call Option Notice" has the meaning assigned to it in Section 2.9.1(i) of this Put Option Agreement.

"Distressful EBIT" means the operating profit (before financial expenses and financial income) of CBD Group, based on published financial statements in Brazilian GAAP. The EBIT shall (i) include CBD's share of net profit in Affiliates and (ii) take no account of any exceptional or extraordinary items.

"Distressful EBITDA" means the Distressful EBIT of CBD Group, as adjusted by adding back amortizations and depreciations (calculated over the last accounting half-year period for Distressful six-month EBITDA), based on published financial statements in Brazilian GAAP.

"Distressful Net Financial Debt" means the net financial debt for CBD Group, calculated on the basis of published financial statements in Brazilian GAAP as the sum of (i) financing (current and long term), (ii) debentures (current and long term), (iii) payable on purchase of assets, (iv) dividends declared (but not paid) and (v) other interest-bearing liabilities (excluding Taxes), if any, not included in (i) to (iv) above, less the sum of (a) cash and banks and (b) short-term investments.

"Distressful Net Interest" means the financial expenses less financial income of CBD Group, based on published financial statements in Brazilian GAAP.

"Distressful Net Sales" means the gross sales of CBD Group less Taxes on sales (calculated over the last accounting half-year period for Distressful six-month Net Sales), based on published financial statements in Brazilian GAAP.

"Distressful Situations" has the meaning assigned to it in Section 2.9 of this Put Option Agreement,

"Divestiture" or "Divest" has the meaning assigned to it in Section 4.2.1 of this Put Option Agreement.

"EBITA" has the meaning assigned to it in the Sole Attachment of this Put Option Agreement.

"EBITDA" has the meaning assigned to it in the Sole Attachment of this Put Option Agreement.

"Expiration Date for the Exercise of the First Put Option" has the meaning assigned to it in Section 2.2 of this Put Option Agreement.

"Expiration Date for the Exercise of the Second Put Option" has the meaning assigned to it in Section 3.2 of this Put Option Agreement.

"First Put Option" has the meaning assigned to it in Section 2.1 of this Put Option Agreement.

"First Put Option Notice" has the meaning assigned to it in Section 2.1 of this Put Option Agreement.

"Food Retail Business" means the business of operating retail, supermarket and hypermarket stores and any other existing or future format of stores operated or to be operated by CBD, with predominant activity in food retail.

"General Meeting" means any general shareholders' meeting of the Holding Company or CBD, as applicable.

"Governmental Authority" means any Brazilian or French or Luxembourg or United States of America or other federal, state or local government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality.

"Heirs" means the parents or spouse or sons or daughters of an individual.

"Holding Company" means Wilkes Participações SA, a corporation organized and existing under the laws of the Federative Republic of Brazil, with registered head offices in the city of São Paulo, State of São Paulo, Brazil, at Avenida Brigadeiro Luiz Antônio, No. 3.126, and enrolled with the Brazilian Corporate Taxpayer File (CNP/MF) under No 04.745.350/0001 -38.

"Holding Company Board” means the Board of the Holding Company.

"Holding Company Shareholders' Agreement" means the shareholders' agreement executed on even date herewith by the AD Group and Casino for the purposes of governing their relationship as the Controlling Shareholders of the Holding Company.

"IPCA" means the "Índice de Precos ao Consumidor Amplo", an index that reflects the Brazilian inflation and is calculated and disclosed from to time by the "Instituto Brasileiro de Geografia e Estatistica", the IBGE

"JCN" means Mr. Jean Charles Naori and his Heirs.

"Joint Venture Agreement" means the agreement entered into by and between the Parties May 3, 2005, as amended on September28, 2006, to which the draft Put Option Agreement attached as Schedule 2.2(a) .

"LIBOR" means the London Interbank Offered Rate as determined by the British Bankers' Association for a 6-month period, in United States Dollars.

"Lien" means any lien, pledge, security interest, claim, lease, charge, option, right of refusal, Transfer restriction under any shareholder or similar agreement, encumbrance or other restriction or limitation whatsoever that may affect the free full ownership or may impair the disposal at any time whatsoever.

"Net Financial Debt" or "NFD" has the meaning assigned to it in the Sole Attachment of this Put Option Agreement.

"Net Sales" has the meaning assigned to it in the Sole Attachment of this Put Option Agreement

"Party" or "Parties" has the meaning assigned to it in the preamble to this Put Option Agreement.

"Period for the Exercise of the First Put Option" has the meaning assigned to it in Section 2.2 of this Put Option Agreement.

"Period for the Exercise of the Second Put Option" has the meaning assigned to it in Section 3.2 this Put Option Agreement.

"Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a governmental or political subdivision or agency or instrumentality thereof

"Preferred Shares" or "PN Shares" means the non-voting preferred shares of the capital stock of CBD or the Holding Company.

"Price for the Shares Subject to the First Put Option" has the meaning assigned to it in Section 2.1.1 of this Put Option Agreement.

“Price for the Shares Subject to the Second Put Option" has the meaning assigned to it in Section 3.1 of this Put Option Agreement.

"Profit Before Tax" or "PBT" has the meaning assigned to it in the Sole Attachment of this Put Option Agreement.

"Put Option Agreement" means this Conditional Put Option Agreement.

"RECo" means the Brazilian corporation that on even date herewith, through one or more subsidiaries, has received from CBD certain real estate properties and has rented them to CBD.

"Reference Group of Companies" has the meaning assigned to it in the Sole Attachment of this Put Option Agreement.

"Representative of the AD Group" has the meaning assigned to it in Section 10.15 of this Put Option Agreement.

"Resulting Amount" has the meaning assigned to it in Section 3.1 of this Put Option Agreement.

"Second Put Option" has the meaning assigned to it in Section 3.1 of this Put Option Agreement.

"Second Put Option Notice" has the meaning assigned to it in Section 3.3 of this Put Option Agreement.

"Second Put Value Formula" has the meaning assigned to it in Section 3.1 of this Put Option Agreement.

"Security Call Option" has the meaning assigned to it in Section 2.10 of this Put Option Agreement.

"Security Call Option Notice" has the meaning assigned to it in Section 2.10.1(i) of this Put Option Agreement.

"Shares Subject to the First Put Option" has the meaning assigned to it in Section 2.1 of this Put Option Agreement.

"Shares Subject to the Second Put Option" has the meaning assigned to it in Section 3.1 of this Put Option Agreement.

"Tax" or "Taxes" means (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, Transfer, franchise, profits, inventory, capital stock, license, withholding, donation, payroll, employment, social security, social contribution, financial, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in (a) above, and (c) any transferee liability in respect of any items described in (a) and (b) above.

"Third Party" means any Person that is not directly or indirectly related to any of the Parties or any Affiliate thereof.

"Transfer" means the direct or indirect assignment, transfer, sale, pledge, Lien, contribution of shares of a Person to the capital of another Person, or in any other manner whatsoever, the disposal of the shares of a Person.

"US GAAP" means the generally accepted accounting practices in the United States &America.

"Vieri Merger Date" means the date on which Vieri shall be merged into CBD.

Article II — The First Put Option, the Distressful Call Option and the Security Call Option

2.1. Subject to the terms and conditions of this Put Option Agreement, and only in the event, that Casino shall elect the Chairman of the Holding Company Board from June 22, 2012, then, and only then, the AD Group shall be entitled to cause Casino to purchase as a block and only as a block (the "First Put Option") a direct equity interest in Holding Company corresponding to Five Hundred Million (500,000,000) shares of CBD's issued and outstanding Common Shares (hereinafter collectively referred to as the "Shares Subject to the First Put Option"). In case of stock splits, stock dividends and bonus issues, the number of the Shares Subject to the First Put Option shall be adjusted in such a way that the Shares Subject to the First Put Option shall at the time of their purchase by Casino represent at least 2.4 percent of the Holding Company's voting capital.

2.1.1. The price for the Shares Subject to the First Put Option shall be equal to an amount of Twenty-One U.S. Dollars (US$ 21) per thousand Common Shares of CBD, in a total amount of Ten Million and Five Hundred Thousand U.S. Dollars (USS 10,500,000) (the "Price for the Shares Subject to the First Put Option"), irrespective of any stock splits or stock dividends or bonus issues, and shall be adjusted to take into account the level of cash and debt in Holding Company at the time of the exercise of the First Put Option. The adjustment above shall not prevent the Transfer of the Shares Subject to the First Put Option within the time period established in Section 2.4.

2.1.2. For purposes of this Article II, all economic and financial information related or in connection with CBD shall encompass CBD Group.

2.2. The AD Group shall be entitled to exercise the First Put Option during a period of two (2) months following the date in which Casino effectively elects the Chairman of the Holding Company Board, hereinafter called the "Period for the Exercise of the First Put Option". The First Put Option shall expire at 6:00 pm, São Paulo time, the last Business Day of that second month referred to above (the "Expiration Date for the Exercise of the First Put Option").

2.3. Should the AD Group decide to exercise the First Put Option during the Period for the Exercise of the First Put Option, the AD Group shall deliver a 15-day prior written notice to Casino (the "First Put Option Notice"). The First Put Option Notice shall be sent by facsimile transmission, confirmed by mail and addressed to Casino. In view of the foregoing, the Parties hereby understand and agree that the effective sale and purchase of the Shares Subject to the First Put Option may take place after the Expiration Date for the Exercise of the First Put Option.

2.4. The date for the Transfer of the Shares Subject to the First Put Option shall be the Business Day immediately following the end of the period set forth in the First Put. Option Notice (the "Date for the Transfer of the Shares Subject to the First Put Option").

2.5. In order for the exercise of the First Put Option to be legally binding upon Casino, the Shares Subject to the First Put Option shall be free and clear of any Lien at the Date for the Transfer of the Shares Subject to the First Put Option, to the satisfaction of Casino and its counsel.

2.6. Casino shall pay the Price for the Shares Subject to the First Put Option in Brazilian Reais and in Brazil within two (2) Business Days from the Date of the Transfer of the Shares Subject to the First Put Option, at the Conversion Rate prevailing on the Business Day immediately prior to the day of the exercise of the First Put Option,

2.6.1. Casino shall have no responsibility to allocate the Price for the Shares Subject to the First Put Option among the AD Group, which allocation shall be the sole responsibility of the AD Group. In view of the foregoing, Casino shall be entitled to deliver the Price for the Shares Subject to the First Put Option solely to the Representative of the AD Group.

2.7. The AD Group shall cause Holding Company to assist and cooperate in the Transfer of the Shares Subject to the First Put Option, and to make any governmental filings or secure any governmental permits and consents prior to or in connection with the exercise of the First Put Option and with the Transfer of the Shares Subject to the First Put Option.

2.8. In the event that Casino does not comply with its obligation to purchase the Shares Subject to the First Put Option, the AD Group shall be entitled, in its capacity as special and irrevocable attorney-in-fact for Casino in accordance with the provisions of Articles 660 and 683 of the Brazilian Civil Code, to execute and deliver any and all documents on behalf of Casino for the completion of the Transfer of the Shares Subject to the First Put Option, and to cause Holding Company or CBD, as applicable, to perform any and all action required to be done in connection with such Transfer.

2.8.1. The Parties expressly recognize that this Section shall be deemed the necessary instrument of appointment of attorney-in-fact as required under the provisions of Article 653 and following articles of the Brazilian Civil Code.

2.8.2. The AD Group is hereby authorized by Casino to delegate the powers granted hereunder to one or more individuals.

2.9. Notwithstanding the foregoing, the AD Group hereby grants an irrevocable option for Casino, and Casino accepts it, in accordance with which Casino shall be entitled to purchase the Shares Subject to the First Put Option, and the AD Group shall be obliged to sell to Casino the Shares Subject to the First Put Option, at any time upon the occurrence of any of the following events that shall be considered as and hereinafter collectively referred to as the "Distressful Situations" (the "Distressful Call Option"):

a)The Distressful six-month EBITDA of CBD is less than four (4) percent of Distressful six-month Net Sales during three (3) consecutive calendar semesters as from June 22, 2005, or

b) The ratio of Distressful EBIT over Distressful Net Interest is less than one and a half (1.5) for two (2) consecutive calendar years as from June 22, 2005, or

c) The ratio of Distressful Net Financial Debt over Distressful EBITDA is higher than three and a half (3.5) for two (2) consecutive calendar years as from June 22, 2005.

2.9.1. In case of occurrence of a Distressful Situation, which will be based on published financial statements of CBD, and should Casino elect to exercise the Distressful Call Option:

(i) Casino shall deliver a 15-day prior written notice to the AD Group in writing within six (6) months from the date of publication of the financial statements of CBD, (the "Distressful Call Option Notice") and the date of the Distressful Call Option Notice shall be deemed, for any and all purposes of the Distressful Call Option, the beginning of the Period for the Exercise of the First Put Option, without affecting the Expiration Date for the Exercise of the First Put Option, and

(ii) the Shares Subject to the First Put Option shall represent 2.4 percent of the Holding Company's voting capital, but at least Five Hundred Million (500,000,000) Common Shares of the Holding Company, and

(iii) the Price for the Shares Subject to the First Put Option shall then be Ten Million and Five Hundred Thousand U.S. Dollars (US$ 10,500,000) without any adjustments regarding the level of cash and debt of the Holding Company, and Casino shall pay the Price for the Shares Subject to the First Put Option in Brazilian Reais and in Brazil within two (2) Business Days from the Date of the Transfer of the Shares Subject to the First Put Option, at the Conversion Rate prevailing on the Business Day immediately prior to the date of the Distressful Call Option Notice, and

(iv) the date for the Transfer of the Shares Subject to the First Put Option shall be the Business Day immediately following the end of the period set forth in the Distressful Call Option Notice, and

(v) in the event that the AD Group does not comply with its obligation to sell to Casino the Shares Subject to the First Put Option, Casino shall be entitled to deposit with the Holding Company the price referred to in item (iii) above and Casino, in its capacity as special and irrevocable attorney-in-fact for the AD Group in accordance with the provisions of Articles 660 and 683 of the Brazilian Civil Code, shall be entitled to execute and deliver any and all documents on behalf of the AD Group for the completion of the Transfer of the Shares Subject to the First Put Option, and to cause the Holding Company and the custodian bank in charge of the registry of the shares of the Holding Company to perform any and all action required to be done to implement such Transfer; in connection with the foregoing, the Parties expressly acknowledge that this Section shall be deemed the necessary instrument of appointment of attorney-in-fact as required under the provisions of Article 653 and following articles of the Brazilian Civil Code, and Casino is hereby authorized by the AD Group to delegate the powers granted hereunder to one or more individuals.

2.10. The AD Group hereby grants an irrevocable option for Casino, and Casino accepts it, in accordance with which Casino shall also be entitled to purchase the Shares Subject to the First Put Option, and the AD Group shall be obliged to sell to Casino the Shares Subject to the First Put Option, at any time that Casino becomes entitled to elect the Chairman of the Holding Company Board and Casino decides to effectively elect the Chairman of the Holding Company Board and, for any reason whatsoever, including, without limitation, by action or omission of the AD Group or by action of any Third Party, including any Governmental Authority or by change in the applicable laws, does not effectively elect the Chairman of the Holding Company Board (the "Security Call Option").

2.10.1. In this case, and should Casino decide to exercise the Security Call Option,

(i) Casino shall deliver a 15-day prior written notice to the AD Group within ninety (90) days from the date that Casino does not for any reason whatsoever elect the Chairman of the Holding Company Board (the "Security Call Option Notice"), and

(ii) the Shares Subject to the First Put Option shall represent 2.4 percent of the Holding Company's voting capital, but at least Five Hundred Million (500,000,000) Common Shares of the Holding Company, and

(iii) the Price for the Shares Subject to the First Put Option shall then be Ten Million and Five Hundred Thousand U.S. Dollars (US$ 10,500,000) without any adjustments regarding the level of cash and debt of the Holding Company, and Casino shall pay the Price for the Shares Subject to the First Put Option in Brazilian Reais and in Brazil within two (2) Business Days from the Date of the Transfer of the Shares Subject to the First Put Option, at the Conversion Rate prevailing on the Business Day immediately prior to the date of the Security Call Option Notice, and

(iv) the date for the Transfer of the Shares Subject to the First Put Option shall be the Business Day immediately following the end of the period set forth in the Security Call Option Notice, and

(v) in the event that the AD Group does not comply with its obligation to sell to Casino the Shares Subject to the First Put Option, Casino shall be entitled to deposit with the Holding Company the price referred to in item (iii) above and Casino, in its capacity as special and irrevocable attorney-in-fact for the AD Group in accordance with the provisions of Articles 660 and 683 of the Brazilian Civil Code, shall be entitled to execute and deliver any and all documents on , behalf of the AD Group for the completion of the Transfer of the Shares Subject to the First Put Option, and to cause the Holding Company and the custodian bank in charge of the registry of the shares of the Holding Company to perform any and all action required to be done to implement such Transfer; in connection with the foregoing, the Parties expressly acknowledge that this Section shall be deemed the necessary instrument of appointment of attorney-in-fact as required under the provisions of Article 653 and following articles of the Brazilian Civil Code, and Casino is hereby authorized by the AD Group to delegate the powers granted hereunder to one or more individuals.

2.11. The Parties hereby expressly acknowledge and accept that this Put Option Agreement constitutes an enforcement title under Brazilian law ("titulo executive extra-judicial") and grants the right to the AD Group or Casino, as the case may be, to seek an order of specific performance for Casino or the AD Group to comply with its obligation to purchase or to sell, as the case may be, the Shares Subject to the First Put Option under the terms and conditions of this Put Option Agreement, pursuant to the provisions of Articles 585 and 632 of the Brazilian Civil Procedure Code. To this effect, the presentation of this Put Option Agreement, together with copy of the First Put Option Notice or the Distressful Call Option Notice or the Security Call Option Notice, shall be deemed as sufficient evidence for the completion of the sale and purchase of the Shares Subject to the First Put Option.

2.12. For the purposes of validity of the First Put Option and/or the Distressful Call Option and/or the Security Call Option against Third Parties, including, without limitation, the Holding Company, either Party shall be entitled to submit this Put Option Agreement at any time for registration with the custodian bank in charge of the registry of the shares of the Holding Company and the custodian bank shall be obliged to effect its registration by virtue of the provisions of Article 40 of the Brazilian Corporations Law. Either Party shall be entitled to seek an order of specific performance for the custodian bank to comply with its obligation under Article 40 of the Brazilian Corporations Law.

2.13. The AD Group, severally and jointly, hereby acknowledges and agrees that the AD Group shall not Transfer and shall not create a Lien and shall not, to the extent reasonably possible, allow a Third Party to create a Lien on the ownership or any other right over any of the Shares Subject to the First Put Option and shall not enter in any negotiation or any transaction involving the Shares Subject to the First Put Option. If, notwithstanding the above provisions, such a transaction or agreement is performed or executed by the AD Group, it will be considered as null and void.

2.14. To the extent that Casino may be prevented or prohibited, either as a result of the legal regulations in Brazil prevailing at the time of the exercise of the Distressful Call Option or of the Security Call Option or for any other reason whatsoever not caused by Casino's action or omission, to purchase the respective quantity of Common Shares of CBD, Casino will be entitled to designate and to assign its right to exercise the Distressful Call Option and/or the Security Call Option to an Affiliate of Casino and, if and only if such assignment is prohibited, Casino will be entitled to designate a Third Party which shall not be a Competitor of CBD, the relevant assignee then being entitled to purchase the respective quantity of Common Shares of CBD under the same terms and conditions set forth in this Article II. The appropriate written notice of assignment shall be timely sent to the AD Group.

Article III — The Second Put Option

3.1. In the event, and only in the event, that the AD Group shall have sold the Shares Subject to the First Put Option to Casino through the exercise of the First Put Option or through the exercise by Casino of the Distressful Call Option or of the Security Call Option, and subject to the terms and conditions of this Put Option Agreement, the AD Group shall be entitled to cause Casino to purchase as a block and only as a block (the "Second Put Option") a direct equity interest in Holding Company corresponding to Nine Billion, Six Hundred and Eighty-Seven Million and Five Hundred Thousand (9,687,500,000) shares of CBD's issued and outstanding Common Shares (hereinafter collectively referred to as the "Shares Subject to the Second Put Option"), at an exercise price equal to the amount resulting from the application of the formula set forth in the Sole Attachment of this Put Option Agreement (the "Price for the Shares Subject to the Second Put Option"). The formula set forth in the Sole Attachment of this Put Option Agreement shall hereinafter be referred to as the "Second Put Value Formula". The Price for the Shares Subject to the Second Put Option shall be computed in Brazilian Reais and based on accounts published (under US GAAP) in Brazilian Reais. The resulting amount in Brazilian Reais will be indexed by IPCA as of the date of the annual financial statements of CBD immediately prior to the date of the Second Put Option Notice and until the end of the fourth (4th) month after the availability of the annual accounts published (under US GAAP) or until the Date for the Transfer of the Shares Subject to the Second Put Option, whichever is earlier. The amount in Brazilian Reais (the "Resulting Amount") to be indexed shall result from the application of the Second Put Value Formula and then converted into U.S. Dollars at the Conversion Rate on the Date for the Transfer of the Shares Subject to the Second Put Option. In case of stock splits, stock dividends and bonus issues the number of Shares Subject to the Second Put Option shall be adjusted in such a way that the Shares Subject to the Second Put Option shall at the time of their purchase by Casino represent all of the remaining Common Shares of the Holding Company then owned by the AD Group.

3. 1.1 The AD Group recognizes and accepts that the Price for the Shares Subject to the Second Put Option referred to in Section 3.1 corresponds to the value of CBD's shares on the date hereof which shall, by transparency, be used for the calculation of Holding Company's shares value. The Price for the Shares Subject to the Second Put Option shall be adjusted at the time of the exercise of the Second Put Option to take into account the level of cash and debt in Holding Company, as well as CBD's share value as resulting from the Second Put Value Formula.

3.1.2. The Price for the Shares Subject to the Second Put Option shall be determined by a reputable international investment bank having no business dealings with either Party nor with CBD for at least two (2) years prior to the date of its appointment, which appointment shall be made by common agreement between the Parties. The chosen investment bank shall calculate the Price for the Shares Subject to the Second Put Option based on the Second Put Value Formula and on the principle set forth in Section 3.1.1 above. The calculation by the chosen investment bank shall be final, conclusive and binding and shall not afford any dispute. The Parties shall equally support the fees and expenses of the chosen investment bank.

3.2. The AD Group shall be entitled to exercise the Second Put Option (provided that the AD Group shall have sold the Shares Subject to the First Put Option to Casino through the exercise of the First Put Option or through the exercise by Casino of the Distressful Call Option or of the Security Call Option) during a period of eight (8) years commencing on June 22, 2014, hereinafter called the "Period for the Exercise of the Second Put Option". The Second Put Option shall expire at 6:00 pm, São Paulo time, on June 22, 2022 (the "Expiration Date for the Exercise of the Second Put Option"). Should the Expiration Date for the Exercise of the Second Put Option not be a Business Day in São Paulo, then the Second Put Option shall expire at 6:00 pm, São Paulo time, on the Business Day immediately following the Expiration Date for the Exercise of the Second Put Option.

3.3. Should the AD Group decide to exercise the Second Put Option during the Period for the Exercise of the Second Put Option, the AD Group shall deliver a 60-day prior written notice to Casino (the "Second Put Option Notice"). The Second Put Option Notice shall be sent by facsimile transmission, confirmed by mail and addressed to Casino. In view of the foregoing, the Parties hereby understand and agree that the effective Transfer of the Shares Subject to the Second Put Option may take place after the Expiration Date for the Exercise of the Second Put Option. In each year composing the Period for the Exercise of the Second Put Option, the AD Group is entitled to send or deliver the Second Put Option Notice to Casino only within the period from the thirtieth (30th) day up to end of the seventh (7th) month following the availability of the US GAAP annual accounts of CBD.

3.3.1 Upon the receipt by Casino of the Second Put Option Notice, should the legal framework in Brazil have incurred substantial changes, such as restrictions to foreign equity investments in Brazil, imposition of restrictions by the anti-trust authorities which may jeopardize or prevent the completion of the Second Put Option as structured herein, the Parties shall make adjustments to reach a feasible legal manner to accomplish the Transfer of the Shares Subject to the Second Put Option.

3.4. The date for the Transfer of the Shares Subject to the Second Put Option shall be the Business Day immediately following the end of the period set forth in the Second Put Option Notice (the "Date for the Transfer of the Shares Subject to the Second Put Option"),

3.5. In order for the exercise of the Second Put Option to be legally binding upon Casino, the Shares Subject to the Second Put Option shall be free and clear of any Lien at the Date for the Transfer of the Shares Subject to the Second Put Option, to the satisfaction of Casino and its counsel.

3.6. Casino shall pay the Price for the Shares Subject to the Second Put Option in Brazilian Reais at any place indicated by the AD Group in the Second Put Option Notice, in three (3) equal installments, the first one due and payable six (6) months after the Date for the Transfer of the Shares Subject to the Second Put Option, the second installment due and payable twelve (12) months after the Date for the Transfer of the Shares Subject to the Second Put Option and the third and last installment due and payable eighteen (18) months after the Date for the Transfer of the Shares Subject to the Second Put Option. The amount in Brazilian Reais corresponding to each installment shall result from the amount in U.S. Dollars as determined in Section 3.1, indexed by LIBOR from the Date for the Transfer of the Shares Subject to the Second Put Option and until its effective payment, at the Conversion Rate effective on the due date of the pertinent installment. Each of the installments referred to in this Section shall be guaranteed by the pledge by Casino to the AD Group of the Shares Subject to the Second Put Option, pursuant to the terms and conditions to be mutually agreed upon by the Parties and reflected in an agreement to be executed and delivered by the Parties concurrently with the Transfer to Casino of the Shares Subject to the Second Put Option, which shall take place on the Date for the Transfer of the Shares Subject to the Second Put Option. The pledge of the Shares Subject to the Second Put Option shall be gradually and proportionally released up en payment of each of such installments.

3.6.1. Should the AD Group have sold the Shares Subject to the First Put Option to Casino through the exercise of the First Put Option or through the exercise by Casino of the Distressful Call Option or of the Security Call Option prior to June 22, 2014, the AD Group shall have the right, by sending to Casino the pertinent notice, to set the Price for the Shares Subject to the Second Put Option within six (6) months as of the occurrence of the event that triggered the sale of the Shares Subject to the First Put Option, on the basis of the Second Put Value Formula, taking into consideration the then most recent available annual financial statements of CBD.

3.6.2. Should the AD Group decide to exercise the Second Put Option in accordance with the provisions of Section 3.6.1 above, the AD Group shall, within six (6) months as of the delivery of the notice referred to in Section 3.6.1 above, reconfirm in writing its exercise of the Second Put Option.

3.6.2.1 Should the AD Group confirm its exercise of the Second Put Option by delivering the notice referred to in Section. 3.6.2 above, AD Group may, at least ninety (90) calendar days prior to the Period for the Exercise of the Second Put Option (i.e., as of June 22, 2014), indicate in writing to Casino whether the AD Group elects to receive the Price for the Shares Subject to the Second Put Option in Preferred Shares of CBD in lieu of cash payment provided that the Price for the Shares Subject to the Second Put Option shall had become lower than an amount equal to ninety one and a half (91.5) percent of the price for the Preferred Shares of CBD for ten (10) Business Days moving average during the 90 (ninety) calendar days term referred to in this Section 3.6.2.1.

3.6.2.2. For the avoidance of doubt, the Date for the Transfer of the Shares Subject to the Second Put Option in this case shall be the sixtieth (60th) day after the date of the reconfirmation referred to in Section 3.6.2, but in any event not before June 22, 2014.

3.6.3. The right to set the Price for the Shares Subject to the Second Put Option in accordance with the provisions of Section 3.6.1 above shall no longer exist if the AD Group fails to deliver the reconfirmation notice within the six (6) month-term set forth in Section 3.6.2 above.

3.6.4. Payment of the Price for the Shares Subject to the Second Put Option in Preferred Shares of CBD shall follow the procedures set forth in Section 3.8 hereof.

3.6.5, For the purposes of payment of the Price for the Shares Subject to the Second Put Option as set in accordance with the provisions of Sections 3.6.1 and 3.6.2 above, the

Resulting Amount will be indexed by the 1PCA as of the date of the latest annual financial statements of CBD immediately prior to the date of the notice referred to in Section 3.6.1 and until the end of the fourth (4th) month after the triggering event described in Section 16.1 or the date of the notice referred to in Section 16.1, whichever is earlier. The amount in Brazilian Reais to be indexed shall result from the application of the Second Put Value Formula and then converted into U.S. Dollars at the Conversion Rate on the date of the notice referred to in Section 3.6.1. The resulting amount in U. S. Dollars shall then be indexed by LIBOR calculated as from sixty (60) days following the date of the reconfirmation referred to in Section 3.6.2 above and until its effective payment, at the Conversion Rate effective on the due date of the pertinent installment. Any dividends received or to be received by the AD Group since the date of the reconfirmation referred to in Section 3.6.2 above shall reduce the amount in Brazilian Reais (and any pending installments) resulting from the Second Put Value Formula, exception made to those dividends already included in the Second Put Value Formula. Installments shall be due and payable only after the first Business Day of the Period for the Exercise of the Second Put Option. To this effect, the 6-month, 12-month and 18- month periods for payment of the installments and referred to in Section 3.6 shall be computed from the date of receipt by Casino of the written notice referred to in Section 3.6.1 above.

3.6.6. For the avoidance of any doubt, the right provided in Section 3.6.1 above shall only apply in the case the AD Group shall have exercised the First Put Option or if Casino shall have exercised the Security Call Option or the Distressful Call Option.

3.7. In the event that the AD Group does not exercise the Second Put Option during the Period for the Exercise of the Second Put Option and provided that the AD Group shall have sold the Shares Subject to the First Put Option to Casino through the exercise of the First Put Option or through the exercise by Casino of the Distressful Call Option or of the Security Call Option, Casino shall endeavor its commercially reasonable efforts to convert the Shares Subject to the Second Put Option into Preferred Shares of CBD, to the extent allowed by Brazilian law and by the By-laws of CBD, or to exchange the Shares Subject to the Second Put Option for Preferred Shares of CBD owned by Casino and/or its Affiliates. To this effect, both the conversion and the exchange shall be made at the ratio of Nine Hundred and Fifteen (915) Preferred Shares of CBD for One Thousand (1,000) Common Shares of CBD.

3.7.1. The provisions of this Section shall apply only if the AD Group notifies in writing Casino of its election for the alternative set forth in this Section, and provided that this notice is received by Casino before the Expiration Date for the Exercise of the Second Put Option. Upon receipt by Casino of such notice of election, the obligations of Casino under the Second Put Option shall automatically terminate without the need of Casino to resort to any notice to the AD Group or to any other procedure.

3.8. In the event that, during the Period for the Exercise of the Second Put Option, the Price for the Shares Subject to the Second Put Option becomes at any time lower than an amount equal to ninety one and a half (91.5) percent of the price for the Preferred Share of CBD during ten (10) Business Days moving average, then the AD Group shall be entitled, by means of notice in writing to Casino, to elect to receive Preferred Shares of CBD in lieu of cash payment. In order to be legally binding upon Casino, the AD Group shall send the notice of election within fifteen (15) Business Days after the determination that the Price for the Shares Subject to the Second Put Option has become lower than an amount equal to ninety one and a half (91.5) percent of the price for the Preferred Share of CBD.

3.8.1. Upon the receipt by Casino of the notice of election referred to in Section 3.8, the obligations of Casino under the Second Put Option shall automatically terminate without the need of Casino to resort to any notice to the AD Group or to any other procedure, and Casino shall be obliged to convert the Shares Subject to the Second Put Option into Preferred Shares of CBD, to the extent allowed by Brazilian law and by the By-laws of CBD, or to exchange the Shares Subject to the Second Put Option for Preferred Shares of CBD owned by Casino and/or its Affiliates, To this effect, both the conversion and the exchange shall be made at the ratio of Nine Hundred and Fifteen (915) Preferred Shares of CBD for One Thousand (1,000) Common Shares of CBD.

3.8.2. Should the AD Group not be able, by virtue of the quantity limitation imposed by the By-laws of CBD, to convert in whole or in part the Shares Subject to the Second Put Option into Preferred Shares of CBD, and provided that Casino shall have decided not to cause CBD to issue new Common Shares (such new Common Shares to be fully subscribed and paid in) in order to allow in whole or in part the conversion, then Casino shall be obliged to pay to the AD Group not only the Price for the Shares Subject to the Second Put Option but also the difference between the Price for the Shares Subject to the Second Put Option and the amount equal to ninety one and a half (91.5) percent of the price for the Preferred Share of CBD. Such payment shall always be made in a proportion equal to the number of the Shares Subject to the Second Put Option not able to be converted and/or exchanged for Preferred Shares of CBD.

3.8.3. Should the AD Group not be able to convert in whole or in part the Shares Subject to the Second Put Option into Preferred Shares of CBD, for any reason other than the quantity limitation imposed by the By-laws of CBD or any specific and voluntary act of Casino that prevents AD Group to receive Preferred Shares of CBD, then Casino shall be obliged to pay to the AD Group solely the Price for the Shares Subject to the Second Put Option.

3.9. Should the AD Group elect to receive Preferred Shares of CBD in lieu of cash payment in accordance with the provisions of Section 3.8, then the Transfer of the Preferred Shares of CBD to the AD Group shall take place within two (2) Business Days from the implementation of the pertinent actions provided for in Section 3.8 above.

3.10, Casino shall have no responsibility to allocate the Price for the Shares Subject to the Second Put Option among the AD Group, which allocation shall be the sole responsibility of the AD Group. In view of the foregoing, Casino shall be entitled to deliver the Price for the Shares Subject to the Second Put Option solely to the Representative of the AD Group.

3.11. Casino shall cause Holding Company and/or CBD, as applicable, to assist and cooperate in the Transfer of the Shares Subject to the Second Put Option, and to make any governmental filings or secure any governmental permits and consents prior to, or in connection with, the exercise of the Second Put Option and with the Transfer of the Shares Subject to the Second Put Option.

3.12. In the event that Casino does not comply with its obligation to purchase the Shares Subject to the Second Put Option, the AD Group shall be entitled, in its capacity as special and irrevocable attorney-in-fact for Casino in accordance with the provisions of Articles 660 and 683 of the Brazilian Civil Code, to execute and deliver any and all documents on behalf of Casino for the completion of the Transfer of the Shares Subject to the Second Put Option, including, without limitation, notice to the custodian bank in charge of the registry of shares of CBD, and to cause Holding Company or CBD, as applicable, to perform any and all action required to be done in that regard.

3.12.1. The Parties expressly recognize that this Section shall be deemed the necessary instrument of appointment of attorney-in-fact as required under the provisions of Article 653 and following articles of the Brazilian Civil Code.

3.12.2. The AD Group is hereby authorized by Casino to delegate the powers granted hereunder to one or more individuals.

3.13. Without prejudice to the right granted to the AD Group under Section 3.12 above, the Parties hereby expressly acknowledge and accept that this Put Option Agreement constitutes an enforcement title under Brazilian law (“título executivo extra judicial") and grants the right to AD Group to seek an order of specific performance for Casino to comply with its obligation to purchase the Shares Subject to the Second Put Option under the terms and conditions of this Put Option Agreement, pursuant to the provisions of Articles 585 and 632 of the Brazilian Civil Procedure Code. To this effect, the presentation of this Put Option Agreement, together with copy of the Second Put Option Notice or the notice referred to in Section 3.8 above, shall be deemed as sufficient evidence for the completion of the sale and purchase of the Shares Subject to the Second Put Option.

3.14. For the purposes of validity of the Second Put Option against Third Parties, including, without limitation, the Holding Company and CBD, either Party shall be entitled to submit this Put Option Agreement at any time for registration with the custodian banks in charge of the registry of the shares of the Holding Company and of the shares of CBD, as applicable, and Holding Company, CBD and the custodian banks shall be obliged to effect its registration by virtue of the provisions of Article 40 of the Brazilian Corporations Law.

3.14.1. The Parties hereby expressly recognize and accept that either Party shall be entitled to seek from any competent court an order of specific performance for Holding Company or CBD or the custodian banks in charge of the registry of shares of the Holding Company and of CBD to comply with their obligation under Article 40 of the Brazilian Corporations Law.

3.15 In the event that the AD Group decides to exercise the Second Put Option during the last twelve (12) months of the Period for the Exercise of the Second Put Option, the AD Group shall be entitled, by means of a notice in writing to Casino, to elect to receive: (i) payment in cash, in accordance with the Second Put Value Formula; or (ii) payment of Eight Billion, Eight Hundred and Sixty Four Million (8,864,000,000) Preferred Shares of Operating Company. In case of election of Section 3. 15(ii) herein, and should Casino elect not to deliver these Preferred Shares, Casino would then be obliged to pay the AD Group in cash, in accordance with the Second Put Value Formula ("Event of Rejection").

Article IV – Acceleration of the First Put Option and of the Second Put Option

4.1 Without prejudice to any right of AD Group under this Article IV, should a Competitor of CBD either become the Controlling Shareholder of Casino or acquire from Casino any of its shares of the Holding Company or of CBD, as provided herein, Casino shall be entitled, together with CBD, to integrate and unify the operations of the Competitor with the operations of CBD ("Integration"). To this effect, the AD Group shall not obstacle any of the procedures for the Integration, including, without limitation, by refraining from voting at any General Meeting of CBD or in any other situation where its direct or indirect voting rights apply.

4.2. Should Casino Transfer (i) ten (10) percent or more of its shares of Holding Company to a Third Party, or (ii) any of its shares of the Holding Company to a Competitor of CBD, in either cases before the occurrence of any of the events provided in Section 9.1 of the Holding Company Shareholders' Agreement, then the AD Group shall have the right, in its sole discretion, to exercise the First Put Option at the Price for the Shares Subject to the First Put Option, as well as the Second Put Option at the Price for the Shares Subject to the Second Put Option, within twenty-four (24) months from the date of the relevant Transfer of shares of the Holding Company without a premium, except as provided in. Section 4.2.1 below.

4.2.1 In the event Casino Transfers any of its shares of the Holding Company to a Competitor of CBD as provided in Section 4.2(ii) above, Casino shall have up to twelve (12) months from the date of Transfer to the Competitor of CBD to enter into an agreement with the Third Party purchaser to divest its equity participation in such Competitor ("Divestiture" or "Divest").

4.2.2 If Divestiture is not achieved within such timefrarne, the AD Group shall have the right to exercise the Second Put Option at the Price for the Shares Subject to the Second Put Option plus a twenty-five (25) percent premium, within three (3) months from the lapse of the period referred to in Section 4.2.1 above, without prejudice to the right to exercise the First Put Option at the Price for the Shares Subject to the First Put Option without a premium, as provided in Section 4.2 above.

4.3 Should Casino become the Controlling Shareholder of the Holding Company through exercise by AD Group of the First Put Option or through the exercise by Casino of the Security Can Option and thereafter Casino Transfers the Control of the Holding Company (or of CBD) to a Competitor of CBD, and should the Divestiture not be implemented within twelve (12) months as of the date of such Transfer of Control of the Holding Company (or of CBD, as applicable), then the AD Group shall have the right, in its sole discretion, to exercise the Second Put Option at the Price for the Shares Subject to the Second Put Option with a ten (10) percent premium, should the exercise of the Second Put Option occur from the first day of the thirteenth (13th) month until the last day of the fifteenth (15th) month after the relevant Transfer of Control.

4.4. Should JCN have, directly or indirectly, equal or less rights than any other shareholder of Casino or of any entity that becomes the successor in interest of Casino, before the occurrence of any of the events provided in Section 9,1 of the Holding Company Shareholders' Agreement, ("Change of Casino's Control"), Casino shall immediately inform the AD Group by means of a written notice which shall contain the name and address of the Person(s) which has acquired, alone or in concert, the Control over Casino or its successor, which shall be delivered by Casino to AD Group no later than fifteen (15) Business Days from the date of occurrence of the Change of Casino's Control ("Change of Casino's Control Notice").

4.4.1 If a Change of Casino' Control occurs and Casino fails to notify it to the AD Group in accordance with the provisions of Section 4.4 above, the AD Group may claim that a Change of Casino' Control has occurred by notifying in writing to Casino such alleged Change of Casino' Control ("Challenge Notice"), identifying the Third Party that has allegedly acquired Casino's Control. Casino shall have thirty (30) days from the date of receipt of the Challenge Notice either (i) to provide to the AD Group the competent Change of Casino's Control Notice; or (ii) to properly disclaim the Challenge Notice. If Casino fails to reply to the Challenge Notice during such timeframe, the Challenge Notice shall be considered as a Change of Casino's Control Notice and, as a result, the AD Group will be entitled to accelerate the First Put Option and the Second Put Option in accordance with Sections 4.4.2 and 4.4.3 below.

4,4.2 Should a Change of Casino's Control occur until June 21, 2007 and the acquirer is not a Competitor of CBD, the AD Group shall have the right to accelerate, in its sole discretion, the First Put Option and the Second Put Option at the Price for the Shares Subject to the First Put Option and at the Price for the Shares Subject to the Second Put Option within twenty-four (24) months as of the date of receipt by the AD Group of the Change of Casino's Control Notice (or the Challenge Notice, when applicable).

4.4.3. Should a Change of Casino's Control occur with a Competitor of CBD (or a Controlling Shareholder of a Competitor) becoming the Controlling Shareholder of Casino, Casino shall have up to twelve (12) months from the date of the Change of Casino's Control Notice (or the Challenge Notice, when applicable) to effect the relevant Divestiture. If Divestiture is not achieved within such twelve (12) month-term, the AD Group shall have (i) the right to exercise the Second Put Option at the Price for the Shares Subject to the Second Put Option plus a twenty-five (25) percent premium, as well as the First Put Option at the Price for the Shares Subject to the First Put Option without a premium, within three (3) months from the lapse of the I2-month period referred to above, or (ii) the right to exercise both the First Put Option and the Second Put Option without any premium within a period starting with the first day of sixteenth (1 6th) month and ending on the last day of the twenty-fourth (24th) month after the date of the Change of Casino's Control in accordance with the provisions of this Section 4.4.3.

4.5 For the purposes of this Article IV, the Price for the Shares Subject to the Second Put Option shall be based on the annual financial statements of CBD immediately prior to the date of any such events mentioned in this Article IV that shall have triggered the acceleration of the First Put Option and Second Put Option, as applicable, provided that resulting amount in Brazilian Reais shall be indexed by IPCA as of the date of the relevant annual financial statements until the end of the fourth (4th) month after the availability of the annual accounts published (under US GAAP) or until the Date for the Transfer of the Shares Subject to the Second Put Option, whichever is earlier, and then converted into US Dollars at the Conversion Rate on the Date for the Transfer of the Shares Subject to the Second Put Option.

4.6. Failure to Divest due to an order or decision of a Governmental Authority and/or in case of absence of authorization from a Governmental Authority, whenever required, shall not prevent the AD Group to receive the premium, whenever applicable, provided for in this Article.

4.7. The rules for the exercise of the First Put Option and of the Second Put Option shall, "mutatis mutandis", apply to the accelerated exercise provided for in this Article.

Article V – Consequences from the Non-Exercise of the First Put Option

5.1. Should the AD Group not sell the Shares Subject to the First Put Option to Casino through the exercise of the First Put Option or through the exercise by Casino of the Distressful Call Option or of the Security Call Option, the AD Group shall not be entitled to exercise at any time the Second Put Option.

Article VI – Consequences from the Non-Application of the Put Option Provisions

6.1. Should the AD Group not be allowed under the terms of this Put Option Agreement to exercise the First Put Option and the Second Put Option, the AD Group shall be entitled at any time within a period starting on June 22, 2014 and ending on June 21, 2022 to convert or, at Casino's sole discretion, to exchange the Shares Subject to the First Put Option and the Shares Subject to the Second Put Option into Preferred Shares of CBD, to the extent allowed by Brazilian law and by the By-laws of CBD. To this effect, both the conversion and the exchange shall be made at the ratio of nine hundred and fifteen (915) Preferred Shares of CBD for one thousand (1,000) Common Shares of CBD.

6.2. Should the AD Group not be able to convert in whole or in part the Shares Subject to the First Put Option and the Shares Subject to the Second Put Option into Preferred Shares of CBD, and provided that Casino shall have decided not to cause CBD to issue new Common Shares (such new Common Shares to be fully subscribed and paid in) in order to Allow in whole or in part the conversion, then the Casino shall be entitled to elect at its sole discretion:

a) to purchase in whole or in part the Shares Subject to the First Put Option at a price equal to the Price for the Shares Subject to the First Put Option and the Shares Subject to the Second Put Option at a price equal to the Price for the Shares Subject to the Second Put Option or at a price equal to an amount equal to ninety one and a half (91.5) percent of the then market price for the Preferred Shares of CBD, at the sole discretion of the AD Group, or

b) to cause CBD to register its Common Shares or to cause Holding Company to register its shares (either Common Shares or Preferred Shares) on the exchange or exchanges where the Preferred Shares would then be registered so that the common Shares of CBD or the shares of Holding Company may be publicly traded.

6.2.1 Should Casino elect the alternative described in Section 6.2(b) above, then the AD Group shall be entitled to decide whether the Common Shares of CBD or the shares of Holding Company should be the ones to be registered.

6.2.2 In case only part of the Shares Subject to the First Put Option and the Shares Subject to the Second Put Option were converted or exchanged into Preferred Shares of CBD, the mechanism described in Sections 6.2(a) and 6.2(b) above shall exclusively apply in proportion to the number of Shares Subject to the First Put Option and the Shares Subject to the Second Put Option not converted or exchanged into Preferred Shares of CBD.

6.3. Should the AD Group sell to Casino the Shares Subject to the First Put Option and the Shares Subject to the Second Put Option, payment for them shall be made in cash (lump sum) and against their formal Transfer.

Article VII — Representations and Warranties of the AD Group and Indemnification

7.1. In order to induce Casino to enter into this Put Option Agreement and to implement the transactions contemplated by this Put Option Agreement, the AD Group hereby represents and warrants to Casino, jointly and severally, on and as of the Date of Execution, as follows:

a) Each of the legal entities which are members of the AD Group is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has the power to enter into and perform the terms of this Put Option Agreement and has taken all corporate actions required to execute and perform this Put Option Agreement.

b) The AD Group is the sole legal owner of the Shares Subject to the First Put Option and the Shares Subject to the Second Put Option and has absolute and unrestricted right, title, and interest in the Shares Subject to the First Put Option and the Shares Subject to the Second Put Option, which are free and clear of any Lien.

c) The exercise by the AD Group of the First Put Option or the exercise of the Distressful Call Option or of the Security Call Option by Casino shall Transfer to Casino full and valid title to the Shares Subject to the Second Put Option free and clear of any Lien.

d) The transactions contemplated by this Put Option Agreement are not subject to any governmental or other consent.

e) This Put Option Agreement has been duly authorized, executed and delivered by the AD Group and constitute the legal, valid and binding obligations of the AD Group, enforceable against them in accordance with its terms.

f) Neither the execution and delivery by the AD Group of, nor performance by the AD Group or its obligations under, this Put Option Agreement contravenes or will contravene or has resulted or will result in a breach or violation of any law, statute, governmental rule or regulation or the By-laws of the AD Group or of any permit, order, writ, franchise, injunction, judgment or decree of any court or Governmental Authority against the AD Group or by which the AD Group or any of its property is bound or of any indenture, mortgage, contract or other agreement or instrument to which each of the members of the AD Group is a party or by which the AD Group or any of its property is bound or has constituted or will constitute a default thereunder or result in the imposition of any Lien on the Shares Subject to the First Put Option and on the Shares Subject to the Second Put Option.

g) The execution and performance of this Put Option Agreement and/or the implementation of the transactions provided herein will not make Casino liable or expose Casino to any liability for any debt or other obligation of the AD Group or of Holding Company or of CBD.

h) No information, statement, exhibit or report furnished or made by the AD Group to Casino in connection with the negotiation, execution, delivery or performance of this Put Option Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not misleading.

7.2. All representations and warranties contained in this Article or in any certificate or instrument furnished pursuant hereto shall survive:

a) the execution and delivery of this Put Option Agreement, the exercise of the First Put Option and of the Second Put Option, the exercise of the Distressful Call Option, the exercise of the Security Call Option, the purchase of the Shares Subject to the First Put Option and the Shares Subject to the Second Put Option, the purchase of shares under the Distressful Call Option or under the Security Call Option and the payment of the Price for the Shares Subject to the First Put Option and of the Price for the Shares Subject to the Second Put Option as well as of the price by virtue of the exercise by Casino of the Distressful Call Option or of the Security Call Option,

b) any investigation at any time made by or for Casino, and

c) any further disposition by Casino and/or its Affiliates of the Shares Subject to the First Put Option and the Shares Subject to the Second Put Option.

73. The AD Group shall indemnify and hold harmless Casino from any loss, liability, damage or expense that Casino may directly or indirectly suffer, bear or become subject to as a result of, or relating to, any claim by any Third Party against Casino, or any damage suffered by Casino, due to any breach by the AD Group of any representation and warranty included in this Article.

Article VIII — Representations and Warranties of Casino and Indemnification

8.1. In order to induce the AD Group to enter into this Put Option Agreement and to implement the transactions contemplated by this Put Option Agreement, Casino hereby represents and warrants to the AD Group, on and as of the Date of Execution, as follows:

a) Casino is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has the power to enter into and perform the terms of this Put Option Agreement and has taken all corporate actions required to execute and perform this Put Option Agreement.

b) This Put Option Agreement has been duly authorized, executed and delivered by Casino and constitute the legal, valid and binding obligations of Casino, enforceable against Casino in accordance with its terms.

c) Neither the execution and delivery by Casino of, nor performance by Casino or its obligations under, this Put Option Agreement contravenes or will contravene or has resulted or will result in a breach or violation of any law, statute, governmental rule or regulation or the By-laws of Casino or of any permit, order, writ, franchise, injunction, judgment or decree of any court or Governmental Authority against Casino or by which Casino or any of its property is bound or of any indenture, mortgage, contract or other agreement or instrument to which Casino is a party or by which Casino or any of its property is bound or has constituted or will constitute a default thereunder.

d) The execution and performance of this Put Option Agreement and/or the implementation of the transactions provided herein will not make the AD Group liable or expose the AD Group to any liability for any debt or other obligation of Casino.

e) No information, statement, exhibit or report furnished or made by Casino to the AD Group in connection with the negotiation, execution, delivery or performance of this Put Option Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not misleading.

8.2. All representations and warranties contained in this Article or in any certificate or instrument furnished pursuant hereto shall survive:

a) the execution and delivery of this Put Option Agreement, the exercise of the First Put Option and of the Second Put Option, the exercise of the Distressful Call Option or of the Security Call Option, the purchase of the Shares Subject to the First Put Option and the Shares Subject to the Second Put Option, the purchase of shares under the Distressful Call Option or under the Security Call Option and the payment of the Price for the Shares Subject to the First Put Option and of the Price for the Shares Subject to the Second Put Option as well as of the price by virtue of the exercise by Casino of the Distressful Call Option or of the Security Cali Option, and

b) any investigation at any time made by or for the AD Group.

8.3. Casino shall indemnify and hold harmless the AD Group from any loss, liability, damage or expense that the AD Group may directly or indirectly suffer, bear or become subject to as a result of, or relating to, any claim by any Third Party against the AD Group, or any damage suffered by the AD Group, due to any breach by Casino of any representation and warranty included in this Article.

Article IX — Force Majeure

9.1. Either Party shall not be responsible for any failures or delays in its performance under this Put Option Agreement if any such failure or delay is caused by any reason attributable to the other Party or results from any cause beyond the reasonable control of the affected Party, including, without limitation, acts of God or the enactment of any law or regulation preventing either Party to perform the transactions contemplated in this Put Option Agreement, all of which shall be deemed to be "caso fortuito" or "força maior" for the purpose of Article 393 and its sole paragraph of the Brazilian Civil Code. The affected Party shall send a written notice to the other Party of any event that may delay its performance hereunder within ten (10) Business Days following the occurrence of such event. The Parties shall then mutually agree on an appropriate course of action.

Article X — General Provisions

10.1. No Agency: There shall be no agency or fiduciary relationship between the Parties arising out of this Put Option Agreement. No Party shall identify itself as or hold itself out to be the agent of any other Party or of any Affiliate thereof except to the extent expressly authorized in this Put Option Agreement.

10.2. Expenses: Each of the Parties shall bear its own costs and expenses, including fees and disbursements of its counsel and accountants in connection with the negotiation and execution of this Put Option Agreement and in connection with the consummation of the transactions contemplated by this Put Option Agreement.

10.3. Interpretation: Whenever appropriate in the context, terms used in this Put Option Agreement in the singular also include the plural, and vice versa, and each masculine or feminine or neuter pronoun shall also include the other genders.

10.4. Headings: The headings for the articles and sections of this Put Option Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any of the terms and conditions of this Put Option Agreement.

10.5. Language: This Put Option Agreement is executed in the English language. While a Portuguese language version may be created, in case of any ambiguities or doubts arising out of this Put Option Agreement, the English version shall prevail.

10.6. Notices: All notices, requests, demands or other communications made pursuant to this Put Option Agreement shall be in writing in both English and Portuguese languages and may be delivered personally, by mail, by courier, by facsimile or similar means of communication, always confirmed by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to CASINO:

24, Rue de la Montat
Saint Etienne, France
Fax No.: (00334) 7745-3232
Attention: Mr. Pascal Rivet

With a copy to:
Tozzini, Freire, Teixeira e Silva Advogados Rua
Libero Badaró 293, 21 andar
São Paulo – SP – 01009-907
Brazil
Fax No.: (5511) 3291-1111
Attention: Mr. Syllas Tozzini

and

CMS Bureau Francis Lefebvre Mercosur
173 Ville Emile Bergerat
92522 Neuilly
France
Fax No.: (5411) 4311-8088
Attention: Mr. Patrick Patelin

If to the AD GROUP:

Av. Brigadeiro Luiz Antônio, 3126
São Paulo – SP
Brazil
Fax No.: (5511) 3885-6441
Mr. Abilio dos Santos Diniz

With a copy to:
Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados
Al. Joaquim Eugenio de Lima, 447
São Paulo – SP
Brazil
Fax No.: (5511) 3147-7770
Attention: Mr. Pedro Luciano Marrey Jr. and Mr. Moacir Zilbovicius

10.6.1. Notices, requests, demands and other communications shall be deemed given (a) if delivered personally or by courier or similar service, upon delivery, or (b) if delivered by mail, upon the upon the earlier of actual delivery or five (5) calendar days after being mailed, or (c) if delivered by facsimile transmission, upon receipt of confirmation of its transmission, provided that if such notices, requests, demands and other communications would otherwise be deemed given on a day that is not a business day in the location of the person receiving it, the delivery shall be deemed to take place in the first business day following such day,

10.6.2. Any Party may change its address for purposes of this Section by notice to the others of such change in the manner specified above.

10.7. Assignment: Successors: This Put Option Agreement shall be binding upon and inure to the benefit of any permitted successor and assign of any Party, Except for the provisions of Section 2.14 hereof and for the assignment by Casino to any of its Affiliates of its rights and obligations under this Put Option Agreement, no Party may assign or delegate any of its rights or obligations under this Put Option Agreement without the express written consent of the other Party, which consent may not be unreasonably withheld. Should Casino sell the whole of its equity interest in Holding Company and CBD to a person other than the AD Group, the purchaser shall be automatically subject to the terms and conditions of this Put Option Agreement, with all of its rights and obligations. Should Casino assign its rights and obligations under this Put Option Agreement to any of its Affiliates, Casino shall remain jointly liable with such Affiliate.

10.8. Entire Agreement; This Put Option Agreement constitutes the entire and sole agreement and understanding between the Parties with respect to the subject matters of this Put Option Agreement and supersede any prior understanding, agreement, representation or warranties, whether oral or written, with respect to the subject matter of this Put Option Agreement.

10.9. Severability: Any provision of this Put Option Agreement that may be determined be competent authority to be prohibited or unenforceable in the competent jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Put Option Agreement, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Moreover, if any one or more provisions contained in this Put Option Agreement shall for any reason be held by any court of competent jurisdiction to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.10. Remedies: Without prejudice to the provisions of Sections 2.11 and 3.13 above, the Parties agree and acknowledge that money damages may not be an adequate remedy for breach of the provisions of this Put Option Agreement and that either Party shall be entitled, at its sole discretion, to apply to any court of competent jurisdiction for an order of specific performance or for an injunctive relief in order to enforce or prevent any violations of the provisions of this Put Option Agreement pending a final determination of such matters or to cause the other Party to perform its obligations under this Put Option Agreement.

10.11. Modification; Amendment; Waiver: No modification of or amendment to any provision of this Put Option Agreement shall be effective unless approved in writing by the Parties. No Party shall be deemed to have waived compliance by the other Party with any provision of this Put Option Agreement unless such waiver is in writing, and failure by any Party at any time to enforce any of the provisions of this Put Option Agreement shall in no way be construed as a waiver of such provisions and shall not affect the rights of any Party thereafter to enforce such provisions in accordance with their terms. No waiver of any provision of this Put Option Agreement shall be deemed to be a waiver of any other provision of this Put Option Agreement. No waiver of any breach of any provision of this Put Option Agreement shall be deemed the waiver of any subsequent breach thereof or of any other provision of this Put Option Agreement.

10.12. Governing Law: This Put Option Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil without consideration of principles of conflicts or choices of law.

10.13. Dispute Resolution; Arbitration: Any dispute or controversy between the Parties arising out of or related to this Put Option Agreement, including without limitation a dispute or controversy relating to the construction of any provision or the validity or enforceability of any term or condition, including this Section, or of the validity or enforceability of this Put Option Agreement as a whole, or any claim that all or any part of this Put Option Agreement, including this Section, is void or voidable, or the breach of any provisions of this Put Option Agreement, including this Section, shall be submitted to arbitration in accordance with the rules of Conciliation and Arbitration of the International Chamber of Commerce – ICC, of Paris, France, and judgment on the award rendered by the arbitrators may be entered into in any court having jurisdiction thereof Tithe chosen rules are silent as to any particular issue, Brazilian procedural laws, namely the relevant provisions of Brazil's Federal Law No. 9,307 of September 23, 1,996, shall supplement them. The arbitration tribunal shall consist of three (3) arbitrators, of whom one shall be nominated by the AD Group, one by Casino and the third, who shall serve as chairman, shall be chosen by the two (2) arbitrators nominated by the Parties, or, in the event the two (2) arbitrators nominated by the Parties are unable to designate the third arbitrator within ten (10) calendar days from the date the last of the two (2) arbitrators nominated by the Parties has been designated, than the third arbitrator shall be nominated by the Chairman of the International Court of Arbitration of ICC. The place of arbitration shall be the City of Sao Paulo, State of São Paulo, Brazil. The language of the arbitration shall be English, although existing documents may be presented in the language in which they have been produced. The award of the arbitrators shall be rendered in both the Portuguese and English languages, and the Portuguese language shall prevail in the event of conflict. The award shall be final and binding upon the Parties and may be enforced in any court of competent jurisdiction. Each Party retains the right to seek judicial assistance (a) to compel arbitration, and/or (b) to obtain interim measures of protection rights prior to institution of pending arbitration and any such action shall not be construed as a waiver of the arbitration procedures by the Parties, and/or (c) to enforce any decision of the arbitrators, including the final award, and/or (d) under the circumstances provided for in Sections 2.1.1. 3.13 and 10.10 above. In case the Parties seek judicial assistance, the courts of the city of São Paulo, State of São Paulo, Brazil, shall have jurisdiction to the exclusion of any other court, however privileged it may be. The charges for the arbitration shall be paid one-half by Casino and one-half by the AD Group and reimbursed to the winning Party, along with all other costs and expenses directly incurred in connection with such arbitration, at the end of the arbitration procedures, unless the arbitrators shall determine otherwise. The Parties intend that all procedures and all documents and testimony shall be confidential and each arbitrator by consenting to act shall be deemed to have agreed to such confidentiality.

10.14. Taxes: The taxpayer as defined by the applicable legislation shall pay any and all Taxes payable with respect to transactions contemplated by this Put Option Agreement and to the actions that will implement those transactions.

10.15. Representative of the AD Group: To facilitate the consummation of the transactions contemplated by this Put Option Agreement, at and after the Date of Execution, the AD Group (and its successors and permitted assigns) hereby irrevocably consents to the appointment of and does hereby appoint and empower AD, above qualified, who does hereby accept such appointment, as the sole and exclusive representative (the "Representative of the AD Group") of the AD Group (and its successors and permitted assigns) to make all decisions and determinations on behalf of the AD Group (and its successors and permitted assigns) that the Representative of the AD Group may deem necessary or appropriate to accomplish the intent, and implement the provisions of, this Put Option Agreement. All decisions of the Representative of the AD Group shall be final and binding on the AD Group. Casino and CBD shall be entitled to rely upon, without investigation, any decision of the Representative of the AD Group and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon.

10.15.1. The AD Group (and its successors and permitted assigns) hereby appoints the Representative of the AD Group as its agent for receipt of notices and other communications hereunder and to receive service of any and all process that may be serviced in any suit, action or proceeding arising out of this Put Option Agreement, the subject matter of this Put Option Agreement or any of the transactions contemplated by this Put Option Agreement, brought by any of the Parties or any of their successors and permitted assigns. The Representative of the AD Group hereby acknowledges its acceptance as the agent of the AD Group for notices and other communications under this Put Option Agreement and service of process, and such notices, other communications and service of process may be made upon the Representative of the AD Group at the address specified in Section 10.6 hereof.

10.16. Drafting: The Parties have participated jointly and in good faith in the negotiation and drafting of this Put Option Agreement and they agree that any ambiguity or question of intent or interpretation that may arise shall be construed on the presumption that this Put Option Agreement have been drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Put Option Agreement.

10.17. Counterparts: This Put Option. Agreement may be executed in any number of counterparts with the same effect. All such counterparts will be deemed an original if signed by the Parties and by CBD, shall be construed together and shall constitute one and the same instrument.

Article XI — Termination of the Original Conditional Put Option

11.1 The Parties hereby accept that the present Put Option Agreement valid, binding, in full force and shall only produce effects as from the date hereof

1 1.2 The Parties hereby declare that the Original Put Option Agreement is terminated on the date hereof in accordance to Article 472 of the Brazilian Civil Code, and that the Parties shall have no right to any claim towards each other in relation to such document, and hereby discharge each other as to the obligations and responsibilities therein contained upon its termination.

IN WITNESS WHEREOF, the Parties sign this Put Option Agreement in the city of São Paulo, State of São Paulo, Federative Republic of Brazil, on the date specified in the beginning of this Put Option Agreement, in the presence of two (2) witnesses identified below.

/s/ Abilio dos Santos Diniz

ABILIO DOS SANTOS DINIZ

/s/ Ana Maria Falleiros dos Santos Diniz D´Avila

ANA MARIA FALLEIROS DOS SANTOS DINIZ D'AVILA

/s/ Adriana Falleiros dos Santos Diniz

ADRIANA FALLEIROS DOS SANTOS DINIZ

/s/ João Paulo Falleiros dos Santos Diniz

JOÃO PAULO FALLEIROS DOS SANTOS DINIZ

/s/ Predo Paulo Falleiros dos Santos Diniz

PEDRO PAULO FALLEIROS DOS SANTOS DINIZ

PENINSULA PARTICIPAÇÕES LTDA.
By: /s/ Abilio dos Santos Diniz

Name: Abilio dos Santos Diniz
Title: Officer

CASINO GUICHARD PERRACHON S.A.
By: /s/ Jean Charles Naouri

Name: Jean Charles Naouri
Title: Chief Executive Office

(Signature page of the Put Option Agreement dated of November 27, 2006 — Cont.)

SEGISOR

By: /s/ Francis André Mauger

Name: Francis André Mauger
Title: Attorney in Fact

Witnesses:

By: /s/ Aexandre Alves Padihi	By: /s/ Elizabeth P. Mendez

Name: Aexandre Alves Padihi	Name: Elizabeth P. Mendez
Id.:435776228	Id.: 27.165.2135 SSP/SP

PUT OPTION AGREEMENT

Sole Attachment

Second Put Value Formula and Definitions for the Price for the Shares Subject to the Second Put Option

(Section 3.1)

1. Formula

Value per share =91,5% *	Value	-	Dividends

	Number of shares		Number of shares

With

Value=	(M1*Net sales-NFD2)+((M2*EBITDA+M3*EBITA)-2*NFD1)+M4*PBT

4

2. Definitions

All CBD figures are to be based on consolidated accounts (as per definition of CBD Group provided for in this Agreement) in US GAAP in Brazilian currency taking into consideration the definitions described below.

Net sales

Means the gross sales of CBD Group less taxes on sales calculated in accordance with the terms set forth herein.

EBITDA

Means the EBITA (as defined below) of CBD Group, adjusted by adding-back depreciation calculated in accordance with the terms set forth herein.

EBITA

Means the profit from operating activities before financial expenses less financial income and less any exceptional or extraordinary items plus amortization, if any, of CBD Group for the applicable Reference Period calculated in accordance with the terms set forth herein. For the avoidance of doubt, EBITA shall include CBD's share of net profit in associates.

Profit before Tax (PBT)

Means income before income taxes of CBD Group, calculated in accordance with the terms set forth herein. Income before income taxes shall (i) take no account of any exceptional o extraordinary items and shall (ii) be adjusted by the share of minorities in net income.Furthermore, in case of dilutive convertible debt, the figures shall be adjusted according to US GAAP Statement of Financial Accounting Standards No. 128 (subject to the adjustments described under "Number of Shares" below).

Net Financial Debt I or NFD1

Means at any time the sum of the following items in the consolidated balance sheet of CBD for the closing of the last fiscal year prior to the Second Put Option Notice:

- indebtedness to banks, debentures and other indebtedness similar thereto,

- plus other interest-bearing borrowings (excluding Taxes),

- plus capitalized leases (notwithstanding accounting treatment of rents and leases under US GAAP, rents and leases payable by CBD to RECo shall, exclusively for the purpose of determining the Net Financial Debt 1 herein, not be capitalized; any capitalized rent or lease payment in the period shall be treated as an operational expense and shall be reflected as such in EBITDA, EBITA and PBT accordingly).

- plus subordinated interest bearing debts

- plus off-balance sheet interest bearing liabilities

- plus Minority Interests at market value, as defined below:

Share of minority shareholders in the capital of fully consolidated subsidiaries or entities (including, for avoidance of doubt: mandatorily redeemable equity interest in securitization fund). The value of minority interests for subsidiaries that have a stock-market listing is equal to average share price over one month preceding the Second Put Option Notice multiplied by the number of shares not directly or indirectly held by CBD; the value of minority interests for non-listed subsidiaries is (i) equal to book value if such book-value does not exceed US$ 5m, or (ii) M4 (as defined herein) multiplied by PBT (as defined herein) of the subsidiary multiplied by the share of capital not directly or indirectly held by CBD

- less liquid assets (cash, immediately realizable assets, short-term interest-bearing receivables as well as short-term non-interest-bearing receivables, subject to certain condition, as defined below).

If CBD is able, by the time of the exercise of the Second Put Option Notice, to present a firm offer from a credible financial institution to acquire its short-term non-interest-bearing receivables for cash, then the net proceeds to CBD of such conversion shall be considered as liquid assets for the purposes herein. Any costs relating to such conversion shall be considered as financial expenses and shall be reflected as such in the PBT.

Should any of the above debt items be represented by a dilutive instrument, its value is to be excluded and should be reflected in the diluted number of shares.

The Net Financial Debt shall be reduced on a pro-forma basis to compensate for the effects of acquisitions performed by CBD with enterprise value in excess of US$ 30 million. Such adjustment shall be made pro-rata to the period prior to the first consolidation on 24-month period as per the formula below:

Adjustment to Net Financial Debt = Value of the acquisition * (24 – r)/24 where "r" means the number of months since the first consolidation until the end of the relevant fiscal year. It is understood that the Value of the acquisition shall include the acquired debt. In analogous manner, Net Financial Debt is to be increased on a pro-forma basis for any divestments with enterprise value in excess of US$ 30 million. Such adjustment shall be made pro-rata to the period post de-consolidation on 24-month period.

Net Financial Debt 2 or NFD2

Means Net Financial Debt 1 adjusted to include all rents and leases payable by CBD to RECo over the remainder of the lease period, capitalized at an appropriate rate.

N11, M2, 1143 and M4

Means the arithmetic average of the multiples of Net Sales, EBITDA, EBITA and PBT respectively of a Reference Group of companies (as herein defined), calculated using the market capitalization based on average share price over the month preceding the Second Put Option Notice and Net Sales, EBITDA, EBITA, PBT and Net Financial Debt calculated in an analogous manner to CBD (adjusted by appropriate inflation index, if applicable), For avoidance of doubt, M1, M2, M3 shall be calculated by using as numerator the sum of the respective market capitalization and the Net Financial Debt, whereas M4 will be calculated by using solely the market capitalization in the numerator. The market capitalization to be used shall be divided by the sum of I plus the appropriate inflation index between the date of the then most recent annual financial statements and the date of the Second Put Option Notice.

Reference Group of companies

Will consist of stock-market listed food retail groups in the US, Latin America and Europe, provided that for each of the companies in the Reference Group: (i) at time of the Second Put Option Notice, the company is considered to be in the same industry group as CBD by at least three international investment banks' research analysts (ii) the company has at time of the Second Put Option Notice or during any of the previous 2 fiscal years been rated at least investment grade or, in absence of a rating, has not been in financial distress (bankruptcy, chapter 11 or similar, major default on any contractual obligation, or posting of a net loss before exceptional items in any of the last 2 fiscal years, or a drop in net income in excess of fifty(50) percent in the last fiscal year) and (iii) liquidity of trading in its shares is representative (average daily volume of trading over the last twelve (12) months prior to Second Put Option Notice is at least equal to Two Million U.S. Dollars). For each of US, Latin America and Europe the tire largest groups as measured by net sales, including CBD as part of the reference group in Latin America, and fulfilling criteria (i) through (iii) above will be selected for the Reference Group.

It is understood that, exclusively for Latin America, only one company per country shall be considered.

Number of shares

Means total diluted number of ON Shares and PN Shares of CBD at the date of the Second Put Option Notice; and the number of diluted shares shall be calculated according to US GAAP Statement of Financial Accounting Standards No. 128. It is understood that Convertible Securities which exercise price is at least 10% above average share price of CBD over the month preceding the Second Put Option Notice shall not be considered for the calculation of diluted number of shares. Therefore, Convertible Securities that fall into such definition shall be considered as debt for the purpose of determination of the Net Financial Debt.

Dividends

Means total cumulative value of dividends or other payments (including interest on own capital - "Juros sobre Capital PrOprio") declared or paid out on ON Shares and PN Shares since the date of the balance sheet used to compute Net Financial Debt.

3. Adjustment by IPCA

The figures of Net sales, EBITDA, EBITA and Profit Before Tax (PBT) shall be calculated over the two (2) fiscal years prior to the date of the Second Put Option Notice adjusted by 1PCA in each year if the IPCA for that year has been equal or higher than 6.5 percent. In this event, the indexation shall be made as follows:

(a) Figures based on consolidated accounts dated as of two (2) fiscal years prior to the Second Put Option Notice shall be adjusted by (i) fifty (50) percent of the IPCA for the first fiscal year, then (ii) the amount obtained in the calculation referred to in item (i) above shall be adjusted by one hundred (100) percent of the IPCA for the subsequent year (i.e. year immediately prior to the Second Put Option Notice);

(b) Figures based on consolidated accounts dated as of the last fiscal year prior to the date of the Second Put Option Notice shall be duly adjusted by fifty (50) percent of the IPCA for the relevant year.

(c) The sum of the amounts obtained from calculations set forth in sub-items (a) and (b) above shall then be divided by two (2).

No such adjustment shall be made if the Brazilian laws and the US GAAP provide for inflation accounting.

In case the figures of Net sales, EBITDA, EBITA and Profit Before Tax (PBT) are adjusted at any given year by any inflation index, then the corresponding figures of companies for the purposes of the Reference Group of companies shall also be adjusted foil that,particular year by the pertinent Consumer Price Index of each country of such companies.